Exhibit 99.3

Candid Therapeutics and Rallybio Corporation

Merger Agreement + Concomitant Private Placement Announcement

Webcast Call Transcript

Date: Monday, March 2, 2026

Time: 8:30 AM ET

CORPORATE PARTICIPANTS

Dr. Stephen Uden, M.D., Co-Founder and Chief Executive Officer, Rallybio Corporation

Dr. Ken Song, M.D., Chairman, President and Chief Executive Officer, Candid Therapeutics, Inc.

Good morning and welcome to the Rallybio Corporation Conference Call to discuss the merger of Rallybio and Candid Therapeutics. It’s now my pleasure to turn the call over to Dr. Stephen Uden, Co-Founder and CEO of Rallybio

PRESENTATION

Dr. Stephen Uden, M.D., Co-Founder and Chief Executive Officer, Rallybio Corporation

“Thank you and good morning. Before we begin, I’d like to remind you that this discussion will contain forward-looking statements based upon the current expectations of Rallybio and Candid, which include, but are not limited to, statements regarding the expected timing, completion, effects and intended outcomes for the proposed transactions, and our future expectations, plans and prospects for the combined company, including use of proceeds, expected cash runway and expected milestones. Such statements represent management’s judgment and intention as of today and involve assumptions, risks and uncertainties. Except to the extent required by law, we do not undertake any obligation to update any forward-looking statements. We also caution you against placing undue reliance on any forward-looking statements.

Further, as indicated on these slides, Rallybio intends to file a registration statement and accompanying proxy statement and prospectus with the Securities and Exchange Commission relating to the proposed transactions. Please be advised to read, when available, these and other relevant documents filed with the SEC. Please refer to the accompanying slides for more details on these forward-looking statements.

I will now turn the conference over to Dr. Ken Song, Chairman, President and Chief Executive Officer of Candid Therapeutics.”

Dr. Ken Song, M.D., Chairman, President and Chief Executive Officer, Candid Therapeutics, Inc.

Thank you, Stephen, and good morning everyone. I want to thank Rallybio for their confidence in our mission and for the collaborative spirit they have brought to this process.

We are thrilled to share the Candid story more broadly today, and to outline our plans to advance what we believe is the most differentiated pipeline of T-cell engager, or TCE, therapeutics for autoimmune disease in development.

Over the past 16 years as a serial entrepreneur, I have built companies around a consistent theme: find areas where clinical or technical data already supports and helps derisk a compelling opportunity, yet broader conviction has not yet caught up with the science. My first company, Ariosa Diagnostics, ventured into liquid biopsy in 2009. More recently, in 2020, I launched RayzeBio, a radiopharmaceuticals company for cancer. Both of these areas were not popular within the industry at the time of founding. Following the acquisition of RayzeBio by Bristol Myers Squibb in early 2024, I again went searching the broader industry landscape for things that seemed to work but weren’t getting the attention I felt they deserved. Clinical data using CAR-T cell therapy in autoimmune diseases showed the ability to reset the immune system leading to significant clinical benefit. However, the pursuit of TCEs, which can mimic CAR-T effects were largely being ignored, despite TCEs having several clear advantages.

After evaluating numerous clinical stage TCE programs globally, which were initially being developed in oncology, we identified two assets, cizutamig (our BCMA TCE) and CND261 (our CD20 TCE) which we in-licensed to focus development in autoimmune diseases, built an initial team, and then secured funding to formally launch Candid Therapeutics in September 2024.

Our founding conviction was straightforward: TCE antibodies have the potential to be a transformative modality in autoimmune disease, capable of achieving deep B-cell and plasma cell depletion in a scalable, outpatient-friendly manner.

Since founding Candid, the field has evolved rapidly with clinical data now showing the potential of TCEs in autoimmune diseases.

We run Candid with the mindset to play to win and be the leader for TCEs in autoimmune diseases. To accomplish this, we have hyperfocus on execution with the following results:

1.

An expanded TCE portfolio—In addition to cizutamig and CND261, we have built up our TCE portfolio with two additional trispecific TCEs – CND319 which targets CD19 and CD20 and is poised to enter first-in-human clinical trials by the middle of this year and CND460 which targets BCMA and CD19 and is expected to enter first-in-human clinical trials the first half of 2027.

2.

Lead decision making with clinical data – Since dosing our first autoimmune patient in the Spring of 2025, we have now dosed over 70 patients with autoimmune disease with our TCEs. This clinical experience has been invaluable in allowing us to be data driven to make decisions. Part of our success in generating clinical data has been through establishing a team in China to take advantage of the operational and financial efficiencies for clinical studies in China.

3.

Advance into mid stage clinical development – Based on clinical findings, we are prioritizing the development of cizutamig into several global Phase 2 clinical studies in myasthenia gravis and interstitial lung disease.

In addition to the immune reset strategy with our TCEs in which we look to deeply deplete B cells and plasma cells for a “one and done” approach to achieve long term disease remission, we have also put forth the concept of “immune dimming,” which targets partial depletion. With immune dimming, we would expect intermittent TCE dosing that provides superior efficacy over standard of care with a strong safety profile. The immune reset and immune dimming approach we believe is unique to TCEs and both can be pursued in parallel as they are not mutually exclusive.

Our lead program, cizutamig is a BCMA TCE that we view as a potential first and best in class drug candidate for autoimmune disease. We have dosed 47 autoimmune patients across multiple indications, with global Phase 2 studies in myasthenia gravis and interstitial lung disease expected to initiate in mid-2026.

The data we have generated to date are encouraging across three dimensions:

1.

Deep B-cell and plasma cell depletion – Based on lymph node and bone marrow biopsies taken from 4 patients treated with cizutamig, we have shown deep depletion of B-cells as well as plasma cells suggestive of an immune reset effect.

2.

Clinical activity – Across multiple disease indications, we are seeing consistent decreases in autoantibodies and more importantly, clinical responses. For generalized myasthenia gravis, in our Phase 1 multi-center dose trial in China, we have observed significant improvements in QMG and MG-ADL scores, which are physician and patient assessments of disease activity, respectively. In highly refractory patients with interstitial lung disease due to systemic sclerosis, we have treated 2 patients as part of compassionate use and seen improvements in lung function in each patient, as measured by increases in forced vital capacity.

3.

Good safety profile – Across 47 patients with autoimmune disease who have received cizutamig, the overall rate of cytokine release syndrome (CRS) has been less than 15% with all cases being mild. There have been no unexpected treatment emergent serious adverse events.

For targeting of B-cells, we have two drug candidates – CND261, a CD20 TCE which is in clinical trials and CND319, a dual targeting CD19 and CD20 TCE which is expected to start first-in-human testing in the middle of this year. CND261 has also shown deep B cell depletion in lymph nodes of patients with autoimmune disease with good tolerability.

We see tremendous potential for TCEs to be a leading modality for autoimmune diseases. At Candid, we are hyperfocused on execution to generate clinical data to guide further decisions and development of our TCE programs so that these drug candidates can reach patients globally as quickly [and safely] as possible.

This over $500 million capital raise in addition to our current cash on balance sheet is expected to provide sufficient runway to advance multiple programs through Phase 2 and into pivotal registrational studies assuming positive Phase 2 data.

Thank you to all the employees, advisors, business partners, physicians, patients, and investors who believe in our mission and join us on this TCE journey.

This concludes my remarks and I will now hand the call back to the operator.

Operator

Ladies and gentlemen, this concludes our conference for today. All parties may now disconnect.